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                                                                    Exhibit 4(b)

                               HARRIS CORPORATION
                            2000 STOCK INCENTIVE PLAN

1.       PURPOSE OF THE PLAN.

         The purpose of the Harris Corporation 2000 Stock Incentive Plan is to promote the long-term growth and performance of Harris Corporation and its Affiliates and to increase shareholder value by providing long-term incentive awards to officers, directors, employees, and consultants. The Plan is designed to: (i) encourage stock ownership by Participants to further align their interest with other shareholders in increasing the value of the Corporation; and
(ii) assist in the attraction and retention of outstanding individuals by awarding performance-based stock awards, restricted stock, stock options, stock appreciation rights and/or other stock-based awards.

2.       DEFINITIONS.

         The following definitions are applicable to the Plan:

         "AFFILIATE" means any entity that is directly or indirectly controlled by the Corporation or any entity in which the Corporation has a significant ownership interest, as determined by the Board Committee.

         "AWARD" means the grant of Options, Performance Shares, Restricted Stock, Stock Appreciation Rights or other Share-based awards under the Plan.

         "AWARD AGREEMENT" means any written or electronic agreement between the Corporation and a Participant or other instrument or document evidencing the terms and conditions of an Award and includes any Performance Share Award Agreement, Restricted Stock Award Agreement, Stock Option Agreement and Stock Appreciation Rights Agreement. An Award Agreement may, but need not be required to be signed by a Participant.

         "BOARD" means the Board of Directors of the Corporation.

         "BOARD COMMITTEE" means a committee of the Board designated by the Board to administer the Plan which shall be comprised solely of Outside Directors and which shall satisfy any applicable legal requirements, including the requirements of Rule 16b-3 promulgated by the Commission under the Securities Exchange Act of 1934, as amended from time to time, or under any successor rule adopted by the Commission and Section 162(m) of the Code, and to the extent the Board Committee delegates authority to one or more individuals in accordance with the Plan, such individual(s).

         "CHANGE OF CONTROL" shall have the meaning set forth in Section 11 of the Plan.




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         "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. A reference to any provision of the Code shall include references to any successor provision of the Code.

         "COMMISSION" means the Securities and Exchange Commission or any successor thereto.

         "COMMON STOCK" means the common stock of the Corporation, $1.00 par value per share, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 3.2 of the Plan.

         "CONSULTANT" means any person, including an advisor, engaged by the Corporation or a Subsidiary to render services to such entity, or any person who is an advisor, director, or consultant of an Affiliate.

         "CORPORATION" means Harris Corporation, a Delaware corporation.

         "DIRECTOR" means a member of the Board.

         "EMPLOYEE" means a regular, full-time or part-time employee of the Corporation, any Subsidiary or any Affiliate, including any Executive Officers (whether or not a Director), who is treated as an employee in the personnel records of the Corporation or its Subsidiaries or Affiliates for the relevant period, but shall exclude individuals who are classified by the Corporation, its Subsidiaries, or Affiliates as (i) leased or otherwise employed by a third party; (ii) independent contractors; or (iii) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation, or otherwise.

         "EXECUTIVE OFFICER" means any Participant the Board has designated as an executive officer of the Corporation for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

         "FAIR MARKET VALUE" means the closing price of the Common Stock as reported on the New York Stock Exchange consolidated transactions reporting system on the applicable date or, if no such closing price is available on such date, on the preceding day upon which such closing price is available, or if the Common Stock is not traded on the New York Stock Exchange, the closing price of the Common Stock as quoted on the NASDAQ or national stock exchange on which the Common Stock is traded, as reported by such source as the Board Committee shall determine.

         "GRANT DATE" means the date on which the grant of an Award hereunder becomes effective pursuant to the terms of the related Award or such other date selected by the Board or Board Committee, from time to time, upon which Awards are granted to Participants pursuant to the Plan.

         "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.



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         "NON-EMPLOYEE DIRECTOR" means a member of the Board who is not an
Employee.

         "NON-QUALIFIED STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

         "OPTION" means an option to purchase shares of Common Stock granted under Sections 7.1 or 10.1 hereof. Options granted under the Plan may be Incentive Stock Options or Non-qualified Stock Options.

         "OPTION PRICE" means the purchase price of each share of Common Stock under an Option.

         "OUTSIDE DIRECTOR" means a Director who is not an Employee and who qualifies as (i) a "non-employee director" under Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended from time to time, and (ii) an "outside director" under Section 162(m) of the Code.

         "PARTICIPANT" means any Employee or Consultant designated to receive an Award under the Plan or any Director receiving an Award under Section 10 of the Plan.

         "PERFORMANCE GOAL" means a written pre-established goal based upon any of the following criteria: the Corporation's revenue, earnings per share of Common Stock, net income, return on equity, return on capital, return on assets, total shareholder return or cash flow, or any combination thereof.

         "PERFORMANCE PERIOD" means the period of time established by the Board Committee for achievement of certain objectives under Section 5.1 hereof.

         "PERFORMANCE SHARE" means any Award granted under Section 5.1 of the Plan.

         "PERMITTED TRANSFEREE" shall have the meaning set forth in Section 7.4 of the Plan.

         "PLAN" means this Harris Corporation 2000 Stock Incentive Plan, as hereinafter amended from time to time.

         "PRIOR PLAN" shall mean the Harris Corporation Stock Incentive Plan, as in effect on the effective date of the Plan.

         "RESTRICTION PERIOD" means the period of time established by the Board or Board Committee during which certain restrictions as to vesting and as to the sale or other disposition of Shares awarded under the Plan remain in effect under Section 6.1 hereof.

         "RESTRICTED STOCK" means any Award granted under Section 6.1 of the Plan.

         "SHARE AWARD" means any Award granted under Section 9 of the Plan.




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         "SHARES" means shares of Common Stock, subject to adjustments made under Section 3.2 or by operation of law.

         "STOCK APPRECIATION RIGHTS" or "SARs" means the right to receive a cash payment or Shares from the Corporation equal to the excess of the Fair Market Value of a stated number of Shares of Common Stock at the exercise date over a fixed price for such Shares which is granted under Section 8.1 of the Plan.

         "SUBSIDIARY" means a "subsidiary corporation," whether now or hereafter existing as defined in Section 424(f) of the Code.

         "SUBSTITUTE AWARDS" means Awards granted in assumption of, or in substitution for outstanding awards previously granted by a company acquired by the Corporation or with which the Corporation combines.

         "UNITS" means units under share-based Awards that are payable solely in cash, determined by reference to the number of Shares by which the share-based award is measured.

3.       SHARES AND UNITS SUBJECT TO PLAN.

         3.1      SHARES AVAILABLE FOR AWARDS.

                  (a) SHARES AVAILABLE. Subject to adjustment as provided in
Section 3.2 of the Plan, the maximum aggregate number of Shares with respect to which Awards may be granted under the Plan is Ten Million (10,000,000) Shares; provided that no more than Three Million (3,000,000) of these Shares shall be available for issuance pursuant to Incentive Stock Options under the Plan. Shares to be issued pursuant to the Plan may be authorized and unissued Shares, treasury Shares, or any combination thereof.

                  (b) LIMITS ON PERFORMANCE SHARE AWARDS, RESTRICTED STOCK AWARDS AND OTHER SHARE AWARDS. Subject to adjustment as set forth in Section 3.2 of the Plan, the maximum aggregate number of Shares that may be granted under the Plan in the form of Performance Share Awards, Restricted Stock Awards, or other Share Awards, shall not exceed Two Million Five Hundred Thousand (2,500,000) Shares.

                  (c) REISSUE OF SHARES AND UNITS. Subject to Section 8.2 of the Plan, if any Shares or Units subject to an Award hereunder are forfeited or any such Award otherwise terminates without the issuance of such Shares or Units to a Participant, or becomes unexercisable without having been exercised in full, such Shares or Units, to the extent of any such forfeiture, or termination, shall be available for future grant under the Plan. In addition to the Shares authorized in Section 3.1(a) above, Shares of Common Stock that are forfeited under the Prior Plan or Awards underlying options that are forfeited or not exercised or for any other reason not issued or paid under the Prior Plan, shall be available for issuance under the Plan. Shares that are tendered, whether by physical delivery or by attestation, to the Corporation by a Participant as full or partial payment of the exercise price of any Award or in payment of any applicable withholding






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for federal, state, city, local, or foreign taxes incurred in connection with the exercise or earning of any Award under the Plan or under the Prior Plan shall become available for future grant under the Plan.

                  (d) SUBSTITUTE AWARDS. Any Common Stock or Award issued by the Corporation through the assumption or substitution of outstanding grants from a corporation or entity acquired by or combined with the Corporation shall not reduce the Shares available for Awards under the Plan.

         3.2 ADJUSTMENTS. Subject to Section 12 hereof, the maximum aggregate number of Shares which may be awarded under the Plan, the number of Shares subject to outstanding Awards and the grant, exercise price, fixed price or Option Price may be adjusted by the Board Committee to reflect a change in the capitalization of the Corporation, including but not limited to, a stock dividend or split, reverse stock split, repurchase, rights offering, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out or other distribution of assets to shareholders or other similar corporate transaction or event; provided that the number and price of shares subject to outstanding Options granted to Non-employee Directors pursuant to Section 10 hereof and the number of shares subject to future Options to be granted pursuant to Section 10 shall be subject to adjustment only as determined by the Board. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation or reorganization, liquidation, or dissolution, any Award shall pertain to the securities or other property which a holder of the number of Shares covered by the Award would have been entitled to receive in connection with such event.

4.       ADMINISTRATION OF PLAN; ELIGIBILITY.

         4.1      ADMINISTRATION BY THE BOARD AND BOARD COMMITTEE.

                  (a) POWERS OF BOARD COMMITTEE; DISCRETION. The Plan shall be administered by the Board Committee; provided, however, that the Board shall administer the Plan as it relates to the terms, conditions and grants of Awards to Directors and the Chief Executive Officer and President. The Board Committee shall be responsible for the administration of the Plan including, without limitation, determining (i) which individuals shall receive Awards, (ii) the types of Awards to be made under the Plan, (iii) the number of Shares underlying Awards, and (iv) the other terms and conditions of such Awards. Determinations by the Board Committee under the Plan, including, without limitation, determinations of the Participants, the form, amount, and timing of Awards, the terms and provisions of Awards and the Award Agreements evidencing Awards, need not be uniform and may be made selectively among Participants who receive or are eligible to receive Awards.

                           The Board Committee shall have the full power,
discretion and authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to prescribe the form of any Award Agreement or instrument executed in connection herewith, and to make all other determinations that it deems necessary or advisable for the administration of the





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Plan. All such interpretations, rules, regulations and determinations shall be conclusive and binding on all persons (including the Corporation and Participants) and for all purposes.

                  (b) BOARD AUTHORITY. If the Board Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Board Committee.

                  (c) DELEGATION. Notwithstanding any provision of the Plan to the contrary, the Board Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other senior members of management as the Board Committee deems appropriate; provided, however, that the Board Committee may not delegate its authority with regard to any Executive Officer or "covered employee" within the meaning of Section 162(m) of the Code.

         4.2 ELIGIBILITY. Participants shall be selected, from time to time, by the Board or Board Committee from those Employees or Consultants who, in the opinion of the Board, Board Committee or senior management, have the capacity to contribute to the growth and performance of the Corporation. Incentive Stock Options may be granted only to Employees of the Corporation or any of its Subsidiaries.

5.       PERFORMANCE SHARE AWARDS.

         5.1 AWARDS. Awards of Shares may be made, from time to time, to such Employees or Consultants as may be selected by the Board Committee. The release of such Shares to the Participant subject to such Awards shall be contingent upon (i) the degree of attainment of the applicable Performance Goals during the Performance Period relative to such objectives as shall be established by the Board Committee and (ii) the expiration of the Performance Period. The Board Committee may determine that Performance Goals for any Participant shall be based upon the attainment of performance goals similar to the Performance Goals, but in whole or in part applied to the results of a business unit of the Corporation. Except as provided in Section 11 hereof and the Performance Share Award Agreement between the Participant and the Corporation, or as otherwise provided or determined by the Board Committee, Shares subject to such Awards under this Section 5.1 shall be released to the Participant only after the expiration of the relevant Performance Period. Each Award under this Section 5.1 shall be evidenced by a Performance Share Award Agreement between the Participant and the Corporation which shall specify the applicable Performance Goals, the Performance Period, any forfeiture conditions and such other terms and conditions as the Board Committee shall determine. The Board Committee shall determine a performance level under which the number of Shares earned may be less than, equal to, or greater than, the number of Shares awarded based upon the Corporation's performance. The Board Committee may adjust the Performance Goals to reflect significant unforeseen events; provided, however, that the Board Committee may not make any such adjustment with respect to any Award of Shares to an individual who is then a "covered employee" as defined pursuant to
Section 162(m) of the Code if such adjustment would cause compensation pursuant to such Award of Shares to cease to be performance-based compensation under
Section 162(m). Subject to adjustment pursuant to





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Section 3.2 of the Plan, in no event shall the number of Shares to be issued or credited to the Participant at the expiration of the Performance Period exceed 200% of the initial Award.

         5.2 PAYOUTS. Upon expiration of the Performance Period, the Corporation shall at its option, cause such Shares as to which a Participant is entitled either (i) to be issued by a certificate registered in the name of the Participant or his designee evidencing the Shares to which the Participant is entitled and release such Shares to the custody of the Participant or (ii) to be credited to an account for the benefit of the Participant maintained by the Corporation's stock transfer agent or its designee.

         5.3 RIGHTS AS SHAREHOLDERS. Subject to the provisions of the Performance Share Award Agreement between the Participant and the Corporation and unless otherwise provided or determined by the Board Committee, during the Performance Period Participants may exercise full voting rights with respect to all Shares awarded under Section 5.1 hereof and shall be entitled to receive dividends and other distributions paid with respect to those Shares.

         5.4 TRANSFERABILITY OF SHARES. Shares awarded under Section 5.1 of the Plan shall not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise disposed of until such Shares have been issued or credited to the Participant.

         5.5 TERMINATION OF EMPLOYMENT. If a Participant ceases to be an Employee or Consultant, the number of Shares subject of the Award, if any, to which the Participant shall be entitled shall be determined in accordance with the Performance Share Award Agreement between the Participant and the Corporation. All remaining Shares as to which the Participant may not be entitled shall be forfeited subject to such exceptions, if any, authorized by the Board Committee.

         5.6 TRANSFER OF EMPLOYMENT. If a Participant transfers employment from one business unit of the Corporation or any of its Subsidiaries or Affiliates to another business unit during a Performance Period, such Participant shall be eligible to receive such number of Shares as the Board Committee may determine based upon such factors as the Board Committee in its sole discretion may deem appropriate.

         5.7 INDIVIDUAL SHARE LIMITATION. Subject to adjustment pursuant to
Section 3.2 of the Plan, the number of Shares for which a Performance Share Award may be granted to any Participant who is an Executive Officer shall not exceed 100,000 Shares in any fiscal year.

6.       RESTRICTED STOCK AWARDS.

         6.1 AWARDS. Awards of Shares subject to such restrictions as to vesting and otherwise as the Board Committee shall determine, may be made, from time to time, to such Employees or Consultants as may be selected by the Board Committee. The Board Committee may in its sole discretion at the time of the Award or at any time thereafter provide for the early vesting of such Award prior to the expiration of the Restriction Period. Each Award under this Section
6.1 shall be evidenced by a Restricted Stock Award Agreement between the Participant and the Corporation





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which shall specify the vesting schedule, any rights of acceleration, any forfeiture conditions, and such other terms and conditions as the Board Committee shall determine.

         6.2 PAYOUTS. Upon expiration of the Restriction Period, the Corporation shall at its option, cause such Shares as to which a Participant is entitled either (i) to be issued by a stock certificate registered in the name of the Participant or his designee and release such Shares to the custody of the Participant or (ii) to be credited to an account for the benefit of the Participant maintained by the Corporation's stock transfer agent or its designee.

         6.3 RIGHTS AS SHAREHOLDERS. Subject to the provisions of the Restricted Stock Award Agreement between the Participant and the Corporation and unless otherwise provided or determined by the Board Committee, during the Restriction Period Participants may exercise full voting rights with respect to all Shares awarded under Section 6.1 hereof and shall be entitled to receive dividends and other distributions paid with respect to those Shares.

         6.4 TRANSFERABILITY OF SHARES. Shares awarded under Section 6.1 of the Plan shall not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise disposed of until such Shares have been issued or credited to the Participant.

         6.5 TERMINATION OF EMPLOYMENT. If a Participant ceases to be an Employee or Consultant, the number of Shares subject of the Award, if any, to which the Participant shall be entitled shall be determined in accordance with the Restricted Stock Award Agreement between the Participant and the Corporation. All remaining Shares as to which restrictions apply at the date of termination of employment or consultancy shall be forfeited subject to such exceptions, if any, authorized by the Board Committee.

7.       STOCK OPTIONS.

         7.1 OPTION GRANTS. Options may be granted, from time to time, to such Employees or Consultants as may be selected by the Board Committee. The Option Price shall be determined by the Board Committee effective on the Grant Date; PROVIDED, HOWEVER, that except in the case of Substitute Awards, such price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. The number of Shares subject to each Option granted to each Participant, the terms of each Option, and any other terms and conditions of an Option granted hereunder shall be determined by the Board Committee, in its sole discretion, effective on the Grant Date; PROVIDED, HOWEVER, that no Option shall be exercisable any later than ten (10) years from the Grant Date. Each Option shall be evidenced by a Stock Option Agreement between the Participant and the Corporation which shall specify the type of Option granted, the Option Price, the term of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option becomes exercisable and such other terms and conditions as the Board Committee shall determine.

         7.2 PAYMENT OF OPTION PRICE. No Shares shall be issued upon exercise of an Option until full payment of the Option Price by the Participant. Upon exercise, the Option Price may be paid by (i) delivery of cash and/or in Shares having a Fair Market Value equal to the Option Price




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or (ii) if permitted by the Board Committee, by directing the Corporation to retain Shares otherwise issuable to the Participant under the Plan.

         7.3 RIGHTS AS SHAREHOLDERS. Participants shall not have any of the rights of a shareholder with respect to any Shares subject to an Option, unless and until such Shares have been issued upon the proper exercise of such Option.

         7.4 TRANSFERABILITY OF OPTIONS. Except as permitted by this Section 7.4, Options granted under the Plan may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of other than by will or by the laws of descent and distribution. The Board Committee may, in its discretion, authorize all or a portion of the Options to be granted to a Participant (other than Incentive Stock Options) to be on terms which permit transfer by such Participant to (i) immediate family members of the Participant or to a trust, partnership or limited liability company for the benefit of such immediate family members, (ii) pursuant to domestic relations orders referred to in Rule 16a-12 under the Securities Exchange Act of 1934, as amended from time to time, and (iii) to other transferees permitted by the Board Committee in its discretion (such transferees of a Participant are referred to as "PERMITTED TRANSFEREES") provided that (A) there may be no payment of consideration (other than release of marital rights) for any such transfer, (B) the Stock Option Agreement shall specifically provide for transferability in a manner consistent with this Section, and (C) subsequent transfers of transferred Options shall be prohibited except without consideration for such transfer to the Participant or a Permitted Transferee of the Participant. Following transfer, Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; the Participant shall remain subject to applicable tax withholding; the events of termination of employment of a Participant shall continue to be applied with respect to the Permitted Transferee; and all other terms of the Option shall remain unchanged. All Options granted to a Participant under the Plan shall be exercisable during the lifetime of such Participant only by such Participant, his agent, guardian or attorney-in-fact or by a Permitted Transferee.

         7.5 TERMINATION OF EMPLOYMENT. If a Participant ceases to be an Employee or Consultant, whether the Options granted hereunder shall be exercisable or not and the other applicable terms and conditions shall be determined in accordance with the Stock Option Agreement between the Participant and the Corporation.

         7.6 INDIVIDUAL SHARE LIMITATION. Subject to adjustment pursuant to
Section 3.2 of the Plan, the number of Shares for which Options may be granted to any Participant who is an Executive Officer shall not exceed 750,000 Shares over any continuous five-year period, including issuances under the Prior Plan.

         7.7 LIMITS ON INCENTIVE STOCK OPTIONS. Notwithstanding the designation of an Option as an Incentive Stock Option, to the extent the aggregate Option Price of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 (or such other amount as determined under the Code), such Options shall be treated as Non-qualified Stock Options.




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         7.8 LIMITS ON OPTION REPRICING. Other than in connection with a change in the Corporation's capitalization (as set forth in Section 3.2), Options may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement or regrant or modification would be to reduce the Option Price of such Options.

8.       STOCK APPRECIATION RIGHTS.

         8.1 SAR GRANTS. Stock Appreciation Rights may be granted, from time to time, to such Employees or Consultants as may be selected by the Board Committee. SARs may be granted at the discretion of the Board Committee either
(i) in connection with an Option or (ii) independent of an Option. The price from which appreciation shall be computed shall be established by the Board Committee at the Grant Date; PROVIDED, HOWEVER, that such price shall not be less than one hundred percent (100%) of the Fair Market Value of the number of Shares subject of the grant on the Grant Date. In the event the SAR is granted in connection with an Option, the fixed price from which appreciation shall be computed shall be the Option Price. Each grant of a SAR shall be evidenced by a Stock Appreciation Rights Agreement between the Participant and the Corporation which shall specify the type of SAR granted, the number of SARs, the conditions upon which the SARs vest and such other terms and conditions as the Board Committee shall determine. In no event shall a SAR be exercisable any later than ten (10) years from the Grant Date.

         8.2 EXERCISE OF SARS. SARs may be exercised upon such terms and conditions as the Board Committee shall determine; PROVIDED, HOWEVER, that SARs granted in connection with Options may be exercised only to the extent the related Options are then exercisable. Notwithstanding Section 3.1 hereof, upon exercise of a SAR granted in connection with an Option as to all or some of the Shares subject of such Award, the related Option shall be automatically canceled to the extent of the number of Shares subject of the exercise, and such Shares shall no longer be available for grant hereunder. Conversely, if the related Option is exercised as to some or all of the Shares subject of such Award, the related SAR shall automatically be canceled to the extent of the number of Shares of the exercise, and such Shares shall no longer be available for grant hereunder.

         8.3 PAYMENT UPON EXERCISE. Upon exercise of a SAR, the holder shall be paid in cash and/or Shares as set forth in the Stock Appreciation Rights Agreement, the excess of the Fair Market Value of the number of Shares subject of the exercise over the fixed price, which in the case of a SAR granted in connection with an Option shall be the Option Price for such Shares.

         8.4 RIGHTS OF SHAREHOLDERS. Participants shall not have any of the rights of a shareholder with respect to any Options granted in connection with a SAR until Shares have been issued upon the proper exercise of an Option.

         8.5 TRANSFERABILITY OF SARS. Except as permitted by this Section 8.5, SARs granted under the Plan may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of other than by will or by the laws of descent and distribution. The Board Committee may, in its discretion, authorize all or a portion of the SARs to be granted to a Participant to be on terms





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which permit transfer by such Participant to Permitted Transferees provided that
(A) there may be no payment of consideration (other than release of marital rights) for any such transfer, (B) the Stock Appreciation Rights Agreement shall specifically provide for transferability in a manner consistent with this Section, and (C) subsequent transfers of transferred SARs shall be prohibited except without consideration for such transfer to the Participant or a Permitted Transferee of the Participant. Following transfer, SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; the Participant shall remain subject to applicable tax withholding;
the events of termination of employment of a Participant shall continue to be applied with respect to the Permitted Transferee; and all other terms of the SARs shall remain unchanged. All SARs granted to a Participant under the Plan shall be exercisable during the lifetime of such Participant only by such Participant, his agent, guardian, or attorney-in-fact or by a Permitted Transferee.

         8.6 TERMINATION OF EMPLOYMENT. If a Participant ceases to be an Employee or Consultant, whether SARs granted hereunder shall be exercisable or not and the other applicable terms and conditions shall be determined in accordance with the Stock Appreciation Rights Agreement between the Participant and the Corporation.

         8.7 INDIVIDUAL SHARE LIMITATION. Subject to adjustment pursuant to
Section 3.2 of the Plan, the number of Shares for which SARs may be granted to any Participant who is an Executive Officer shall not exceed 750,000 Shares over any continuous five-year period.

9.       OTHER SHARE-BASED AWARDS.

         Awards of Shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (including, but not limited to, phantom stock or Units, performance units, bonus stock or similar securities or rights), may be made, from time to time, to such Employees or Consultants as may be selected by the Board Committee. Such Awards may be made alone or in addition to or in connection with any other Award hereunder. The Board Committee may in its sole discretion determine the terms and conditions of any such Award. Each such Award shall be evidenced by an agreement between the Participant and the Corporation which shall specify the number of Shares subject of the Award, any consideration therefor, any vesting or performance requirements and such other terms and conditions as the Board Committee shall determine. The number of shares or Units subject of any Awards under this Section 9 which may be granted to a Participant who is an Executive Officer shall not exceed 100,000 Shares or Units, as the case may be, in any fiscal year, subject to adjustment as set forth in Section 3.2.

10.      NON-EMPLOYEE DIRECTORS' OPTIONS.

         10.1 GRANTS. (a) INITIAL GRANTS. Each Non-employee Director who is first elected or appointed to the Board shall automatically, subject to adjustment pursuant to Section 3.2 of the Plan, be granted on the date of such election or appointment an Option to purchase 2,000 Shares. All such Options shall be Non-qualified Stock Options. The Option Price shall be one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.




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

                  (b) ANNUAL OPTIONS GRANTS. On the date of the 2000 Annual Meeting of Shareholders and on the date of each Annual Meeting of Shareholders of the Corporation thereafter, each Non-employee Director shall, subject to adjustment pursuant to Section 3.2 of the Plan, automatically be granted an Option to purchase 2,000 Shares. All such Options shall be Non-qualified Stock Options. The Option Price shall be one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

         10.2 EXERCISE OF OPTIONS. (a) VESTING. Except as set forth in this
Section 10, fifty percent (50%) of the total number of Shares subject of an Option granted to a Non-employee Director shall become exercisable on the first anniversary of the date of grant of the year in which the option is granted and twenty-five percent (25%) on the anniversary date of each of the next two succeeding years. The right to purchase Shares which have become exercisable shall be cumulative during the term of the Option. Any Option granted to Non-employee Directors that has been outstanding for more than one (1) year shall immediately become exercisable in full in the event of a Change of Control.

                  (b) TERMINATION OF SERVICE. In the event a Non-employee Director to whom an Option under this Section 10 has been granted shall cease to be a Director (other than by reason of death) each such Option granted under this Section 10 may be exercised during the period following such cessation of service in accordance with its terms provided that in no event shall the Option be exercisable more than ten (10) years after the date of grant.

                  (c) DEATH. In the event of the death of a Non-employee Director, all Options held by such Non-employee Director shall immediately become fully vested and exercisable and shall be exercisable only within the twelve (12) month period following the date of death. Such Options shall be exercisable only by the executor or administrator of the Non-employee Director's estate or by the person or persons to whom the Non-employee Director's rights under the Option shall pass by the Non-employee Director's will or the laws of descent and distribution, provided that in no event shall the Option be exercisable more than ten (10) years after the date of grant.

         10.3 PAYMENT OF OPTION PRICE. No Shares shall be issued upon exercise of an Option until full payment of the Option Price therefor by the Non-employee Director. Payment for the Shares may be paid in whole or in part by (i) delivery of cash and/or in Shares having a Fair Market Value equal to the Option Price or
(ii) directing the Corporation to retain Shares otherwise issuable to the Participant under the Plan.

         10.4 RIGHTS AS SHAREHOLDER. Participants shall not have any of the rights of a Shareholder with respect to any Shares subject to an Option until such Shares have been issued upon the proper exercise of such Option.

11.      CHANGE OF CONTROL.

         11.1 DEFINITION OF CHANGE OF CONTROL. For purposes hereof, a "change of control" shall be deemed to have occurred if:




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

                  (i) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities eligible to vote for the election of the Board (the "Corporation Voting Securities"); PROVIDED, HOWEVER, that the event described in this paragraph (i) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions:
(a) by the Corporation or any Subsidiary, (b) by any employee benefit plan sponsored or maintained by the Corporation or any Subsidiary, (c) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (d) pursuant to a Non-Control Transaction (as defined in paragraph (iii));

                  (ii) individuals who, on July 1, 2000, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to July 1, 2000, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall also be deemed to be an Incumbent Director; PROVIDED, HOWEVER, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director;

                  (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Corporation or any such type of transaction involving the Corporation or any of its Subsidiaries that requires the approval of the Corporation's stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a "Business Combination"), unless immediately following such Business Combination:
(a) more than 80% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Corporation Voting Securities) eligible to elect directors of such corporation is represented by shares that were Corporation Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Corporation Voting Securities immediately prior to the Business Combination, (b) no person (other than any publicly traded holding Corporation resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Corporation (or the corporation resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions specified in (a), (b) and (c) shall be deemed to be a "Non-Control Transaction"); or

                  (iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or the direct or indirect sale or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries.

                  Notwithstanding the foregoing, a "change of control" of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which reduces the number of Corporation Voting Securities outstanding; PROVIDED, THAT if after such acquisition by the Corporation such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person, a "change of control" of the Corporation shall then occur.

         11.2 ACCELERATION OF BENEFITS. In the event of a "change of control" of the Corporation, all outstanding Awards shall be paid in such manner and in such amounts as determined by the Board Committee in its sole discretion at the time such Awards are made.

12.      AMENDMENT OR TERMINATION OF PLAN.

         (a) AMENDMENT OR TERMINATION OF PLAN. Until such time as a "change of control" shall have occurred, the Board may amend, suspend or terminate the Plan or any part thereof from time to time, provided that no change may be made which would adversely impair the rights of a Participant whom has received an Award without the consent of said Participant. The Board may not increase the aggregate number of Shares which may be issued under the Plan (other than an increase reflecting a change in capitalization of the Corporation), without the approval of the shareholders of the Corporation, nor may the Board amend the Plan without approval of the shareholders where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Code. After a "change of control," the Board shall no longer have the power to amend, suspend or terminate the Plan or any part thereof.

         (b) FOREIGN JURISDICTIONS. The Board or the Board Committee may also amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

13.      MISCELLANEOUS.

         13.1 RIGHTS OF EMPLOYEES. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation or any of its Subsidiaries or Affiliates to terminate any Participant's employment at any time, nor confer upon any Participant any right to continued employment with the Corporation or any of its Subsidiaries or Affiliates.

         13.2 WITHHOLDING FOR TAXES. The Corporation shall have the authority to withhold, or to require a Participant to remit to the Corporation, prior to issuance or delivery of any Shares or cash





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

hereunder, an amount sufficient to satisfy federal, state and local tax or withholding requirements associated with any Award. In addition, the Corporation may, in its sole discretion, permit a Participant to satisfy any tax withholding requirements, in whole or in part, by (i) delivering to the Corporation Shares held by such Participant having a Fair Market Value equal to the amount of the tax or (ii) directing the Corporation to retain Shares otherwise issuable to the Participant under the Plan.

         13.3 STATUS OF AWARDS. Awards hereunder shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Corporation or any of its Subsidiaries or Affiliates and shall not affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation.

         13.4 WAIVER OF RESTRICTIONS. The Board Committee may, in its sole discretion, based on such factors as the Board Committee may deem appropriate, waive in whole or in part, any remaining restrictions or vesting requirements in connection with any Award hereunder.

         13.5 DELEGATION TO MANAGEMENT. The Board Committee may delegate to one or more officers of the Corporation or a committee of officers the right to grant Awards hereunder to employees who are not Executive Officers or Directors of the Corporation and to cancel or suspend Awards to Employees or Consultants who are not Executive Officers or Directors of the Corporation.

         13.6 ADJUSTMENT OF AWARDS. Subject to Section 7.8 and Section 12, the Board Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Corporation or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that no such adjustment shall adversely impair the rights of any Participant without his or her consent and that any such adjustments shall be made in a manner consistent with Section 162(m) of the Code. The Board Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Corporation shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Board Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

         13.7 CONSIDERATION FOR AWARDS. Except as otherwise required in any applicable agreement or by the terms of the Plan, Participants under the Plan shall not be required to make any payment or provide consideration for an Award other than the rendering of services.

         13.8 DEFERRAL. Notwithstanding anything contained herein to the contrary, in the event that any Award shall be ineligible for treatment as "other performance based compensation" under Section 162(m) of the Code, the Board Committee, in its sole discretion, shall have the right with respect to any Executive Officer who is in the year any Award hereunder becomes deductible by the





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Corporation, a "covered employee" under Section 162(m) of the Code, to defer, in whole or in part, such Executive Officer's receipt or exercise of such Award until the Executive Officer is no longer a "covered employee" or until such time as shall be determined by the Board Committee, provided that the Board Committee may effect such a deferral only in a situation where the Corporation would be prohibited a deduction under Section 162(m) of the Code and such deferral shall be limited to the portion of the Award that is not deductible.

         13.9 GOVERNING LAW. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any agreement governing an Award shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

         13.10 SEVERABILITY. Notwithstanding any other provision or Section of the Plan, if any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board or the Board Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Board or the Board Committee, materially altering the intent of the Plan or Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

         13.11 NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Corporation or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation or any Affiliate.

         13.12    EFFECTIVE DATE AND TERM.

                  (a) EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective upon approval by the shareholders at the Annual Meeting of Shareholders on October 27, 2000. All Awards granted under the Plan must be granted within ten (10) years from its effective date. Any Awards outstanding ten (10) years after the adoption of the Plan may be exercised within the periods prescribed under or pursuant to the Plan.

                  (b) PRIOR PLAN. Upon the effective date of this Plan, no further grants or awards are permitted under the Prior Plan. All grants and awards under the Prior Plan that remain outstanding shall be administered and paid in accordance with the provisions of the Prior Plan. Subject to approval by the shareholders at the Annual Meeting of Shareholders on October 27, 2000, the Options to be granted to Non-employee Directors under Section 10 of the Prior Plan shall instead be granted under Section 10 of the Plan.




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         Approved by the Board of Directors the 26th day of August 2000.

                                              Attested:

                                                  /s/ Richard L. Ballantyne
                                              ----------------------------------
                                              Corporate Secretary












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